EXHIBIT 10.1

EXECUTION COPY

AMENDMENT NO. 3 TO

TRANSFER AND ADMINISTRATION AGREEMENT

THIS AMENDMENT NO. 3 TO TRANSFER AND ADMINISTRATION AGREEMENT (this "Amendment"), dated as of August 21, 2009, is by and among Thoroughbred Funding, Inc., a Virginia corporation (the "SPV"), Norfolk Southern Railway Company, a Virginia corporation, as originator (in such capacity, the "Originator"), and as servicer (in such capacity, the "Servicer"), the "Conduit Investors" party hereto, the "Committed Investors" party hereto and JPMorgan Chase Bank, N.A., a national banking association, as the administrative agent for the Investors (in such capacity, the "Administrative Agent").  Capitalized terms used herein and not otherwise defined herein shall have the meaning given to such terms in the Transfer and Administration Agreement (defined below).

WHEREAS, the SPV, the Originator, NSC, the Conduit Investors, the Committed Investors, the Managing Agents and the Administrative Agent are parties to that certain Transfer and Administration Agreement dated as of November 8, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the "Transfer and Administration Agreement");

WHEREAS, the parties have also agreed to amend the Transfer and Administration Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            Section 1.                 Amendments.  Effective as of the Effective Date and subject to the execution of this Amendment by the parties hereto and the satisfaction of the conditions precedent set forth in Section 2 below, the Transfer and Administration Agreement is hereby amended as follows:

                        1.1.            The last sentence of the definition of "Receivable" in the Transfer and Administration Agreement (and as incorporated by reference in the First Tier Agreement) is hereby amended and restated as follows:

                        "Notwithstanding the foregoing, except as otherwise expressly provided herein, the term "Receivable" shall not include any GM Receivable or any indebtedness and other obligations owed to the SPV or the Originator from General Motors Corporation (now known as Motors Liquidation Company) that was subsequently assumed by General Motors Company, but it shall include any indebtedness and other obligations owed to the SPV or the Originator from General Motors Company or any of its Subsidiaries arising from the sale of goods or provision of services directly to General Motors Company or any of its Subsidiaries from and after July 10, 2009."

            Section 2.                 Conditions Precedent.  This Amendment shall become effective as of the date hereof (the "Effective Date") upon the Administrative Agent's receipt of this Amendment duly executed by the parties hereto.

            Section 3.                 Representations and Warranties.  Each of the SPV and the Originator hereby represents and warrants that:

                        3.1.            This Amendment, the Transfer and Administration Agreement and the First Tier Agreement, as amended hereby, constitute legal, valid and binding obligations of such parties and are enforceable against such parties in accordance with their terms.

                        3.2.            Upon the effectiveness of this Amendment and after giving effect hereto, the covenants, representations and warranties of each such party, respectively, set forth in Articles IV and VI of the Transfer and Administration Agreement, as applicable, and as amended hereby, are true and correct in all material respects as of the date hereof.

                        3.3.            The SPV hereby represents and warrants that, upon the effectiveness of this Amendment, no event or circumstance has occurred and is continuing which constitutes a Termination Event or a Potential Termination Event.

            Section 4.                 Reference to and Effect on the Transfer and Administration Agreement.

                        4.1.            Upon the effectiveness of this Amendment hereof, on and after the date hereof, each reference in the Transfer and Administration Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Transfer and Administration Agreement and its amendments, as amended hereby.

                        4.2.            The Transfer and Administration Agreement, as amended hereby, and all other amendments, documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

                        4.3.            Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Conduit Investors, the Committed Investors, the Managing Agents or the Administrative Agent, nor constitute a waiver of any provision of the Transfer and Administration Agreement, any Transaction Document or any other documents, instruments and agreements executed and/or delivered in connection therewith.

            Section 5.                 Governing Law.  THIS Amendment and the obligations hereunder, shall in all RESPECTS, including matters of construction, validity and performance, BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

            Section 6.                 Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

            Section 7.                 Counterparts; Facsimile Signatures.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Amendment.  Delivery by facsimile of an executed signature page of this Amendment shall be effective as delivery of an executed counterpart hereof.

                        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

THOROUGHBRED FUNDING, INC.,

as SPV

By: _____/s/ Marta R. Stewart________________

Name:        Marta R. Stewart

Title:          Chairman and President

NORFOLK SOUTHERN RAILWAY COMPANY,

as Originator and as Servicer

By: _____/s/ Marta R. Stewart_________________

Name:        Marta R. Stewart

Title:          Vice President and Treasurer

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, a Managing Agent and

a Committed Investor

By: ______/s/ John M. Kuhns_________________

Name:        John M. Kuhns

Title:          Executive Director

CHARIOT FUNDING LLC,

as a Conduit Investor

By: JPMorgan Chase Bank, N.A.,

      its Attorney-in-Fact

By: ______/s/ John M. Kuhns_________________

Name:        John M. Kuhns

Title:          Executive Director

BANK OF AMERICA, NATIONAL ASSOCIATION,

as a Managing Agent and as Committed Investor

By: ______/s/ Jeremy Grubb_________________

Name:        Jeremy Grubb

Title:          Vice President

YC SUSI TRUST,

as Conduit Investor

By: Bank of America, National Association,

      as Administrative Trustee

By:  ______/s/ Jeremy Grubb_________________

Name:        Jeremy Grubb

Title:          Vice President